Exhibit 10.ii.e.

October 30, 2002

Amendment Agreement to the Master Agency Agreement

Convertibility Enhanced Note Issuance Program

This Amendment Agreement dated as of October 30, 2002, between:

CARGILL FERTILIZANTES S.A., a Brazilian corporation established at Avenida Morumbi, 8234, in the city of Sao Paulo, State of Sao Paulo (hereinafter, the “Issuer”), and

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC., established at 12700 Whitewater Drive, Minnetonka, MN, USA 55343 (hereinafter, the “Agent”),

WHEREAS, the Parties executed on August 08, 2002 a Master Agency Agreement (hereinafter simply referred to as the “Master Agreement”) relative to a Convertibility Enhanced Note Issuance Program, under which certain Notes up to the total principal amount of USD 100,000,000 were issued by the Agent on behalf of Issuer,

WHEREAS the Schedules A, B and C to the Master Agency and the Notes initially provided for regular Interest Periods of three months each, while in order to consolidate and more easily manage maturities of several Interest Periods, the Parties decided to establish that the Interest Periods shall always mature on the first Business Day of each month in which there is an Interest Period maturity, and consequently each Interest Period may have different time length, in accordance with each relevant register with the Central Bank of Brazil,

WHEREAS as a result of the decision mentioned above, it is necessary to amend Schedules A, B and C to the Master Agency and issue new Notes in replacement of existing ones,

NOW, THEREFORE, the Parties have agreed to amend the Master Agency as follows:

1. Schedules A, B and C of the Master Agency are hereby amended to read as follows:

2. Except for the amendments hereby, the Parties expressly confirm and ratify all other dispositions of the Master Agency, which remain in full force and effect.

3. This Amended Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, effective as of the date first above written.

CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

By:

CARGILL FERTILIZANTES S.A.

By:

“SCHEDULE A

TERMS AND CONDITIONS OF THE NOTES

Convertibility Enhanced Note Issuance Program

ISSUER:	CARGILL FERTILIZANTES S.A.

Address:	Avenida Morumbi, 8234, Sao Paulo, SP 04703-002 Brazil

ISSUING, PLACEMENT AND PAYING AGENT:	CARGILL FINANCIAL SERVICES INTERNATIONAL, INC.

Address:	12700 Whitewater Drive Minnetonka, MN 55343

TYPE OF OPERATION:	Convertibility Enhanced Notes linked on a contingent basis by Export Receivables

PRINCIPAL AMOUNT:	Up to USD 100,000,000 (One Hundred Million United States Dollars)

PURPOSE:	Working capital

INTEREST RATE:	Interest shall be payable on the outstanding Note Amount from time to time, at the end of each Interest Period as defined in the relevant register with the Central Bank of Brazil (“ROF”), or at the exercise of a Call/Put Option, at a rate not higher than the rate approved with the Central Bank of Brazil, at LIBOR + a spread of up to 5% p.a. (five percent per annum).

LIBOR:	the rate quoted by the London market, at approximately 11:00 am. London time (or as soon thereafter as practicable), on the date of

,	issue of the Note, reported on the page designated as FPRX in the Reuters system for the offering of United States Dollar deposits having a term closest to the number of days in the applicable Interest Period

CALL/PUT OPTION:	Issuer or Note Purchaser, through the Agent, may call or put, as the case may be, all or any of the outstanding Notes, upon four (4) days prior written notice to the Agent, at any time as of the date of issuance of the Notes, for 100% (one hundred percent) of the face value of the Notes plus all Interest accrued thereon. Upon receipt of such notice the Agent shall notify the Issuer and/or the Note Purchaser, as the case may be, within one (1) day of receipt of same notice from the Issuer or Note Purchaser, of the call or put, as the case may be.

PRICE OF ISSUE:	100% of face value

ARRANGEMENT FEE:	Up to US$ 15,000 (fifteen thousand dollars) per issuance, irrespective of the issued amount, payable in United States dollars

GENERAL EXPENSES:	All reasonably required expenses subject to a maximum amount of US$50,000 (fifty thousand United States dollars).

TENOR:	One hundred twenty (120) months subject to Call/Put Options referred to above.

TENTATIVE DATE OF PLACEMENT:	Any time after August 08, 2002

FORM OF PLACEMENT:	Private

TERMS OF PAYMENT:	Principal:	The respective Principal amount of the Note payable on the respective maturity date or on the date of exercise of a Call/Put option.

	Interest:	At the end of every Interest Period as defined on each respective Note, and at final maturity or upon exercise of the Call/Put option, on the total principal amount outstanding.

CONTINGENT PAYMENT: Under this Convertibility Enhanced Note Issuance Program, the Notes will be issued with the support of a Convertibility Support and Escrow Agreement. Upon the occurrence of a default in payment by the Issuer of a Note, whether at the Note’s original Maturity or at an accelerated maturity as a result of the exercise of a Call/Put Option, as a result of a Convertibility Event where a “Convertibility Event” shall mean the failure of any Governmental Authority of Brazil, as defined in the Convertibility Support and Escrow Agreement, to approve or permit the exchange of Reais for U.S. Dollars to repay the Convertibility Enhanced Notes (including, without limitation, the inability to repay the Convertibility Enhanced Notes due to the promulgation, operation or enforcement by any relevant Brazilian Governmental Authority of any law, act, decree, regulation, ordinance, order, policy or determination or modification of, or change in the interpretation of any the foregoing, an effect of which (i) restricts the exchange of Reais for U.S. Dollars, (ii) prevents the transfer of U.S. Dollars outside of Brazil or (iii) makes U.S. Dollars generally unavailable in any legal exchange market in Brazil), the Notes will be repaid through the collection of export receivables in an offshore escrow account to be opened and maintained with an escrow agent.

Exclusively upon the occurrence of a Convertibility Event and the receipt of a written request from the Agent, Issuer will conclude a Convertibility Support and Escrow Agreement with Cargill Financial Services International, Inc. as the Escrow Agent on behalf of the Note Purchasers under which agreement the Issuer unconditionally and irrevocably agrees that the proceeds of its Export Receivables under an Off-take Contract with a designated buyer will be assigned and pledged to the Escrow Agent on behalf of the Note Purchasers and will be paid by the designated buyer to an Escrow Account with the Escrow Agent for repayment of the Notes in accordance with Central Bank’s regulation.

The original Maturity or accelerated maturity of the Notes as a result of the exercise of a call or put option shall be extended upon the occurrence of a Convertibility Event as deemed reasonably necessary by the Agent to enable Issuer to fulfill its payment obligations under the Notes through the export of goods during shipment windows designated by the Agent. ”

“SCHEDULE B

FORM OF NOTE

No.: /2002	$... (the “Note Amount”)]

CARGILL FERTILIZANTES S.A.

Issued on             , 2002 (the “Issue Date”)

Maturity Date , 20	Series No.: /2002

1. THIS IS TO CERTIFY that the holder hereof, duly registered with the Agent as a note purchaser (the “Note Purchaser”), to whom this Note was issued for and on behalf of CARGILL FERTILIZANTES S.A. (the “Issuer”), is entitled to receive on the above- mentioned Maturity Date the Note Amount specified above upon presentation and surrender of this Note during normal business hours at the office of CARGILL FINANCIAL SERVICES INTERNATIONAL, INC. (the “Agent”), at 12700 Whitewater Drive, Minnetonka, MN 55343, by transfer to a United States dollar account specified by the Note Purchaser.

2. Interest shall be payable on the outstanding Note Amount from time to time, at a rate not higher than the rate approved by the Central Bank of Brazil, at LIBOR plus a spread of up to 5% p.a. (five percent per annum), the “Interest Rate”.

Interest shall be computed on the actual number of days elapsed using a three hundred and sixty (360) day year including the first day of an Interest Period to, but excluding the last day of such Interest Period. Interest shall be paid on the last day of an Interest Period and on the Maturity date. If amounts due under this Note are not paid when due, Issuer agrees to pay penalty interest on demand at a per annum rate equal to the then prevailing Interest Rate plus 2% calculated from the date such payment was due to, but not including the date of repayment.

2.1. For the purposes of this Note:

“Business Day” shall mean any day on which banks are open for business in the cities of London, New York, and Sao Paulo. In the event any payment to be made hereunder shall be scheduled for a day that is not a Business Day, such payment shall be made on the Business Day immediately following such scheduled payment date.

“Call/Put Option” shall mean the option of the Issuer and of the Note Purchaser, acting through the Agent, at any time during the term of the Note, upon giving at least four (4) days prior notice to Agent to prepay or receive, as the case may be, in full, the Principal Amount of the Note then outstanding at par plus accrued Interest. Upon receipt of such notice the Agent shall notify the Issuer and/or the Note Purchaser, as the case may be, within one (1) day of receipt of such notice from the Issuer or Note Purchaser, of the call or put, as the case may be.

“Interest Period” shall mean a first period of not less than 91 days starting on the Disbursement Date, and further periods as defined in the relevant register with the Central Bank of Brazil (ROF) relative to this Note and attached hereto as Exhibit I, provided that:

(a) an Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period, subject to (a) above shall be extended to occur on the next succeeding Business Day; and

(c) the Interest Period be shorter than the registered one if and when a Put/Call Option is exercised, in which event the Interest Period shall end on the date of the Option.

“LIBOR” shall mean the rate quoted by the London market, at approximately 11:00 a.m. London time (or as soon thereafter as practicable), on the date of issue of the Note, reported on the page designated as FPRX in the Reuters system for the offering of United States Dollar deposits having a term closest to the number of days in the applicable Interest Period

3. All payments in respect of this Note shall be made without set-off, counterclaim, fees, liabilities or similar deductions, and free and clear of, and without deduction or withholding for, taxes, levies, duties or charges of any nature now or hereafter imposed, levied, collected, withheld or assessed in any jurisdiction through or from which such payments are made or any political subdivision or taxing authority thereof or therein (“Taxes”). If the Issuer or any agent thereof (including, but not limited to, the Agent) is required by law or regulation to make any deduction or withholding for or on account of Taxes, the Issuer shall pay such additional amounts as shall be necessary in order that the net amounts received by the Note Purchaser after such deduction or withholding shall equal the amount which would have been receivable hereunder in the absence of such deduction or withholding, and as soon as practicable after the date of any payment of taxes or required deductions, the Issuer will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

4. CONTINGENT PAYMENT: This Note will be issued with the support of a Convertibility Support and Escrow Agreement. Upon the occurrence of a default in payment by the Issuer of the Note, whether at the Note’s original Maturity or at an accelerated maturity as a result of the exercise of a Call/Put Option, as a result of a Convertibility Event where a “Convertibility Event” shall mean the failure of any Governmental Authority of Brazil, as defined in the Convertibility Support and Escrow Agreement, to approve or permit the exchange of Reais for U.S. Dollars to repay the Convertibility Enhanced Notes (including, without limitation, the inability to repay the Note due to the promulgation, operation or enforcement by any relevant Brazilian Governmental Authority of any law, act, decree, regulation, ordinance, order, policy or determination or modification of, or change in the interpretation of any the foregoing, an effect of which (i) restricts the exchange of Reais for U.S. Dollars, (ii) prevents the transfer of U.S. Dollars outside of Brazil or (iii) makes U.S. Dollars generally unavailable in any legal exchange market in Brazil), the Note will be repaid through the collection of export receivables in an offshore escrow account to be opened and maintained with an escrow agent.

Exclusively upon the occurrence of a Convertibility Event and the receipt of a written request from the Agent, Issuer will conclude a Convertibility Support and Escrow Agreement with Cargill Financial Services International, Inc. as the Escrow Agent on behalf of the Note Purchasers under which agreement the Issuer unconditionally and irrevocably agrees that the proceeds of its Export Receivables under an Off-take Contract with a designated buyer will be assigned and pledged to the Escrow Agent on behalf of the Note Purchasers and will be paid by the designated buyer to an Escrow Account with the Escrow Agent for repayment of the Note in accordance with Central Bank’s regulation.

The original Maturity or accelerated maturity of the Notes as a result of the exercise of a Call/Put Option shall be extended upon the occurrence of a Convertibility Event as deemed reasonably necessary by the Agent to enable Issuer to fulfill its payment obligations under the Note through the export of goods during shipment windows designated by the Agent.

5. The Note may be sold, transferred or endorsed at any time, or from time to time by the Note Purchaser, prior to their respective maturity to a new purchaser, with notice to the Agent, subject to the new Note Purchaser’s acknowledgement in writing to the Agent, prior to any sale or transfer of the Note, of its acceptance of the terms and conditions of the Agency Agreement.

6. This Note is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

ISSUED AND AUTHENTICATED by CARGILL FINANCIAL SERVICES INTERNATIONAL, INC. without recourse, warranty or liability and for authentication purposes only.

Signed by the Agent for and on behalf of CARGILL FERTILIZANTES S.A.

By:

Agent